Exhibit 10.1

June 25, 2026

By e-mail transmission (***)

Ms. Lucy Fato

Re:Employment Transition

Dear Lucy:

This letter agreement (this “Agreement”) sets forth the understanding between you and Seaport Entertainment Group Inc. (the “Company”) regarding your transition from employment and the services you are anticipated to provide between the date of this Agreement and the end of your Company employment (such period, the “Transition Period”). Reference is made to that certain Employment Agreement by and between the Company (by assignment from Howard Hughes Holdings Inc.) and you, dated as of May 1, 2024, as amended by that certain Amendment to Employment Agreement entered into as of August 1, 2024 (the “Employment Agreement”). Capitalized terms not defined herein have the meanings given to them in the Employment Agreement.

You and the Company agree that, unless earlier terminated due to your resignation, death or Permanent Disability, or due to a termination by the Company for Cause, your employment with the Company will end as of August 24, 2026. The date that your employment with the Company ends is referred to as the “Separation Date.” You agree that all notices with respect to the anticipated separation of your employment on August 24, 2026, including all obligations with respect to the Company providing a Notice of Termination, are deemed to have been fully and finally satisfied.

During the Transition Period, you will: (i) serve in the role of Advisor to the President and Chief Executive Officer of the Company and provide such services as the President and Chief Executive Officer or his designee may request from time to time, which services shall include providing advice and assistance with respect to the transition of your duties, and (ii) continue to be employed by the Company pursuant to the terms of the Employment Agreement, and receive the compensation and benefits set forth in the Employment Agreement. As of the date of this Agreement, you shall cease to serve as Executive Vice President, General Counsel and Corporate Secretary of the Company and you agree that you have resigned from all fiduciary positions and from all other offices and positions that you held with the Company and its Affiliates immediately prior to the date of this Agreement.

In addition, you agree that, as soon as reasonably practicable, you shall resign from your position on any community-oriented, non-profit, civic or similar board or committee of which you are a member as a representative of the Company. You agree to execute such documents and take such further actions as may be reasonably necessary to effectuate any such resignation.

So long as you: (i) provide the services requested of you during the Transition Period, and the Separation Date occurs on August 24, 2026, and (ii) satisfy the release requirements set forth

Exhibit 10.1

in Section 4(e) of the Employment Agreement, then you shall receive the separation payments and benefits specified in Sections 4(a)(ii), 4(a)(iii) and 4(a)(iv) of the Employment Agreement, which payments and benefits shall be provided as set forth in the Employment Agreement.

Lucy, we appreciate your service to the Company and we look forward to your continued contributions during the Transition Period. Please sign below to memorialize your agreement to the above terms.

On behalf of the Company,

/s/ Matthew M. Partridge_________________

Matthew M. Partridge

President, Chief Executive Officer and Director

ACKNOWLEDGED AND AGREED:

/s/ Lucy Fato__________________

Lucy Fato

Date: 6/26/2026________________